FREDERICK VANDENBERG

CEO and Secretary

(604-609-7736 ext 236)

fredv@dsny.com

October 11, 2019

By Email and Fedex

Steven Vestergaard

695 - 250 Center Road

Lions Bay, BC
V0N 2E0

Re: Purported Notice of Nominations Pursuant to Amended and Restated Bylaws

Dear Mr. Vestergaard:

On behalf of Destiny Media Technologies Inc., a Nevada corporation (the "Company"), I am writing in response to a letter from you (the "Shareholder") dated September 26, 2019 (the "Notice Letter"), delivered to and received by the Secretary of the Company on October 2, 2019.  The Notice Letter requested the nomination of five candidates for election as directors at the Company's next annual meeting of shareholders (the "2020 Annual Meeting").  Capitalized terms used but not defined in this letter shall have the meanings given to such terms in the Company's Amended and Restated Bylaws (the "Bylaws").

As set out below, we are writing to inform you that the Notice Letter failed to comply with applicable requirements in multiple substantive ways. As a result, this matter will not be eligible to be brought forward at the 2020 Annual Meeting.

The Bylaws set out an advance notice provision in Section 5(b) and (c) which requires that specified information be provided concerning (1) any shareholder making a nomination under the Bylaws and (2) any candidates being nominated to serve as directors of the Company.

The Notice Letter does not constitute valid notice of nominations for the 2020 Annual Meeting because the Notice Letter fails to satisfy the requirements set forth in the Bylaws.  Some (but not all) of the deficiencies are as follows:

1. Late notice: As set forth in the Company's proxy statement filed with the Securities and Exchange Commission on January 24, 2019, the deadline under the Bylaws for delivering notice of intention to nominate candidates for election as directors at the 2020 Annual Meeting was Friday, September 27, 2019.  The Notice Letter was not delivered to or received by the Company until October 2, 2019. Accordingly, the Shareholder failed to provide timely notice.

2. Missing consents: Section 5(c)(i)(E) of the Bylaws requires a noticing shareholder to provide written consent for each nominee. The Notice Letter only stated that "[a]ll nominees have consented to serving as board members." No written consents from the nominees were included with the materials received by the Company and the Company cannot put forth the nominees.

3. Additional Significant Deficiencies: Substantial information relating to nominee addresses, shareholdings and arrangements is missing from the Notice Letter.  Section 5(c)(i)(E) of the Bylaws requires a noticing shareholder to provide all information required under Regulation 14A under the 1934 Act.  The information required under Regulation 14A is substantial and the Notice Letter failed to provide numerous and material sections of the information required by Items in Exchange Act Rule 14a-101.  Listing all the missing portions from the Notice Letter is lengthy and unnecessary due to the fact that the purported nomination was not received by the deadline.  However, as a general comment, the missing information includes, but is not limited to, significant information relating to shareholdings and share transactions of each nominee, any related party transactions, and employment experience over the last five years etc.  Notably, as required by Item 7(a), the Shareholder failed to state whether there are any material proceedings to which any participant has a material interest adverse to the Company.  The Company notes that you failed, other than referencing your "civil case", to describe the legal proceedings over your dismissal from the Company on June 28, 2017.

October 11, 2019

While the above describes many material deficiencies in the information required to put forth a valid proposal, we emphasize that it does not list all deficiencies.

In addition to the above, the Company notes the Notice Letter includes a number of factual errors, omissions and misrepresentations, including (but not limited to) the following:

1. The Notice Letter misstated the age of Mr. Vestergaard.

2. The Notice Letter misstated the period over which Mr. Vestergaard was a director of the Company.

3. The Notice Letter stated that the nominees included "two of [the Company's] best international partners." The Company notes that none of the nominees appear to have any partnership relationship or current or recent business dealings with the Company.

4. The Notice Letter stated the Company has "gone to cutting expenses to show short term profits at the expense of long term innovation and revenue growth".

We direct your attention to the Company's 2019 third quarter results, (released on July 15, 2019), where the Company showed an increase in sales and marketing expenditures of 55.8% for the quarter (3 months ending May 31, 2019) and 34.4% year to date (9 months ending May 31, 2019) respectively.  Additionally, overall expenditures increased by 5.9%.  The Company wishes to emphasize and clarify that increased spending is focussed on prioritizing sales and marketing, product development, innovation, added products, added addressable markets and long term revenue growth over short-term profits.

In November 2017, the Company announced that we were refocussing our efforts on the Play MPE business.  In both Q2 and Q3 of fiscal 2018 the Company realized declines in revenue (adjusted for fluctuations in foreign exchange).  However, as a result of our reinvestment in our core business, on July 9, 2018 (mid-Q4 2018) we announced "the most significant improvement to the product in a decade".  The Company immediately began to recover customers and grow usage.  This led to an immediate change to positive revenue growth.  While Play MPE revenue (adjusted for fluctuations in foreign exchange) saw modest growth in Q4 2018 and Q1 2019, the Company continued to improve that revenue growth to more than 10% in both Q2 and Q3 of 2019.

The Company has made numerous changes to personnel over the last two years.  These changes have been focussed on increasing the Company's skill and technical abilities.  While these initial changes resulted in cost reductions in certain areas, our cash reserves have substantially increased over the last two years as a result of both increasing revenue and the elimination of unproductive expenditures prior to increasing expenditures in areas targeting improved products, increased skills in marketing and business development and strategies for added products and increased addressable markets.

October 11, 2019

In summary, fiscal 2018 was a year that was focussed on evaluating the strategic direction of the Company, eliminating unproductive expenditures and a commencement of addressing deficiencies in the Company's core product.  Fiscal 2019 was a year that saw the Company invest in marketing and marketing staff, increased business development staff and increased skills and capacity in product and product development for longer term increased revenue growth.

Given the failure to submit the nomination by the deadline required by the bylaws as well as the numerous substantive deficiencies of the Notice Letter to comply with the Bylaws, and having reviewed the Notice Letter and the information deficiencies, the Board has determined, based upon a recommendation from the Corporate Governance and Nominating Committee, that the Shareholder has failed to submit a proper and timely advance notice of nominations in accordance with the Bylaws.  As such, pursuant to Section 5 of the Bylaws, any attempt at the 2020 Annual Meeting to nominate the Shareholder's purported nominees to the Board shall be disregarded as this matter is not eligible to be brought forward at the 2020 Annual Meeting.

This letter should not be construed as confirmation that the Notice Letter otherwise complies with the Bylaws and applicable law.

Should you have any question regarding any of the foregoing, please contact me.

Sincerely,

Frederick Vandenberg

Chief Executive Officer and Secretary
Destiny Media Technologies, Inc.